Collaborative Agreement for Development of Genetic Engineering Malaria Vaccine

Party A: Shanghai Wanxing Bio-Pharmaceuticals Co. LTD
Party B: Second Military Medical University, PLA

In order to accelerate the developing process of genetic engineering malaria vaccine and put it into the clinical use as soon as possible, based on the principles of equality, Mutual beneficial and good faith, Party A and Party B entered into a Cooperative Agreement for Development of Genetic Engineering Malaria Vaccine.

1. The Contents and Requirements of the Target Techniques
Party A and Party B are likely to collaboratively develop the genetic engineering malaria vaccine, a national class I new drug with intellectual property owned by Party B, to make it entered into the clinical investigation, acquire the new drug certificate and use it to prevent malaria infection. The transfer fee of the project is RMB 23 million.

2. Target technical Endpoints
2.1 Acquire the SFDA’s approval of clinical trials;
2.2 Conduct the clinical trials;
2.3 Acquire the New Drug Certificate;
2.4 Acquire the production Certificate.

3. Responsibilities
3.1 Party A
3.1.1 To provide staff and fertilities and establish a stable and feasible pilot-test process;
3.1.2 To prepare enough pure antigens for the preclinical research;
3.1.3 To organize and arrange the preclinical researches designed by both sides;
3.1.4 To complete the self-examination of the semi-product and the product, and send the product samples to NICPBP for inspection.
3.1.5 Be responsible for compiling, writing and submitting the application documents for clinical research.
3.1.6 Be responsible for applying the approvals of clinical trials and new drug certificate.
3.1.7 Be responsible for organizing, proceeding, coordinating the clinical trials.
3.1.8 To pay the installment payments timely to B per the Agreement.
3.2 Party B
3.2.1 After signing the Agreement and receiving the first milestone payment from Party A, Party B should provide the engineering strain of malaria vaccine, related laboratory techniques and methods to Party A for pilot research.
3.2.2 Help Party A to accomplish the necessary laboratory tests and clinical trials in accordance to the requirements of application procedures.
3.2.3 Prepare the documents of the construction of the engineering strain and the documents of the identification of physical and chemical characters of some proteins for application of clinical trials; participate in the new drug assessment meeting.

4. Research Funding and Payment
4.1 On the date of signing the Agreement, Party A shall Pay 3 millions RMB for Party B which will be used for preclinical research.
4.2 The expenditures in pilot research, preclinical research clinical trials and the applications should be paid by Party A except those should be done by Party B per the Agreement.
4.3 Party A shall be responsible for the payment of the sample test fees and other test fees to NICPBP.

5. Belongings of the Achievements and the Rights of Both Sides
Party A and Party B will develop the project jointly and will share the fruitful results together. The new drug certificate will be applied jointly by both sides and owned by both sides. Party B’s name will be put before Party A’s name.
5.1 Regarding the Patent
In the event that Party B has filed the patent applications to the patent licensing authorities, the rights of both the national patent and the international patent application belong to Party B. After the agreement is signed and become effective, Party A holds the exclusive right of the patent relating to use and preparation of malaria vaccine and will pay the fees to maintain the effectiveness of the patent. With regard to the application of international patents, Party A may recommend countries or areas for patent application to Party B, and Party A should pay the patent applying and maintaining fees. If the Agreement is terminated by any reasons during the execution of the agreement, the exclusive right to exploit the above patent would also be terminated. If further patent application relating to this patent needs to be submitted in the agreement effective period, the related issues should be negotiated by both parties.
5.2 Regarding the Payment of the Transfer Fees
When the drug certificate is licensed, Party A shall pay Party B 20 millions RMB as transfer fee of the project, and Party B should transfer it’s ownership of the certificate to Party A. The transfer fees will be paid as follows:
●	The first part of transfer fee is RMB 10 millions, and will be paid by party A to Party B within 5 working days after the New Drug Certificate be licensed.
●	The second part of transfer fee is RMB 5 millions, and will be paid by Party A to Party B within 5 working days after the Trial Production Certificate be obtained.
●	The third part of transfer fee is RMB 5 millions, and will be paid by Party A to Party B within 5 working days after the Production Certificate be obtained.
If the New Drug Certificate and the Trial Production Certificate are licensed at the same time, the payment is as follows:
●	The first part of transfer fee is RMB 10 millions, and should be paid by Party A to Party B within 5 working days after two certificates are obtained.
●	The second part of transfer fee is RMB 5 millions, and should be paid by Party A to Party B within 6 months after two certificates are obtained.
●	The third part of transfer fee is RMB 5 millions, and should be paid by Party A to Party B within 5 working days after the Production Certificates is obtained.

5.3 After the transfer fees have been paid following the above schedule, Party A will hold the production and sale rights of this project.
5.4Under the same situations, Party A has the priority of cooperating or buying the improved malaria vaccines further developed by Party B.
5.5The new drug research grants and risk investment funds applied by Party A will be spent by Party A.
5.6 The funds of this project applied by Party B will be used by Party B
5.7 If the funds which will be used only in the inner or international clinical trials are applied mainly by Party B and assisted by Party A, Party A will pay the clinical trial fees to Party B according to the schedule as agreed before, but the total sum will not be over RMB 4 millions. If the sum of international research funds is less than 4 millions, Party A will pay Party B the actual money that enters into Party B’ account. If there are still some of the abroad research funds left when the clinical trials are finished, the left funds will be used by Party B. The above money will be paid within 5 working days after the money enters into Party A’s account.
5.8 The money listed in items ‘5.5, 5.6 and 5.7’ is not limited by the transfer fee of the Agreement.
5.9 Party B has the right to use the research documents for the acceptances and summaries of the funds.
5.10 Party B will be listed in prior to Party A on the applications of the research achievements related to this project.
5.11 The execution of this contract will be terminated spontaneously upon the both parties have executed their responsibilities written in the sections in this contract and the Party A has paid all the technical transfer fees.

6. Confidentiality of the technical data and information
During the course of this contract, Wanxing and SMMU should not solely disclose the technical data and information relevant to this project to third party in any name or in any manner, or transfer this project to third party, or collaborate with third party to research the malaria vaccine based on this project for the profit purposes.

7. Risk Liability and Breach Liability
7.1 Each party shall not be responsible to the other collaborative party for failing of new drug application due to the force majeure.
7.2 In the event of insufficient technological performance of Party A, the preclinical studies and the clinical trials could not be gone ahead normally, this contract will be terminated immediately just after the confirmation of Shanghai Arbitration Committee. The transfer tees paid by Party A to Party B will not reimbursed.
7.3 In the events that the technical indices could not meet with the applicable requirements as the scientific and technological causes, either party has no responsibility on this aspect. Either party will rework the experiments and then renew the application. This contract is still effective in the course of renewing the application till to the success. The cost and expense for the rework will be resolved by the mutual negotiation.
7.4 If Party A could not pay for the outlay in due course, or the preclinical studies or clinical trials could not be conducted normally due to the financial shortage in the company, this contract will be terminated spontaneously. The transfer tees paid by Party A to Party B will not reimbursed.

7.5 Neither party shall deliberately disclose the information about the “Malarial Vaccine” strain or the manufacture techniques to third party, or engage in the benefit activities using the relevant techniques with the third party. If so, such behavior is regard as breach action.
7.6 During the executive course of the contract, each party has the right to claim the compensation if the other party has the breach action. The compensation shall be as large as the contract price if the breach is serious and causing the heavy loss.

8. Dispute and resolution
Any dispute relating to the execution of this contract shall, unless amicably and genuinely settled, be subject to conciliation. In the event of failure of the latter, the dispute shall be settled by the litigation in the corresponding court of the signature place.

9. The parties will renegotiate the terms and conditions of this contract to resolve any inequities.

10. This contract will be executed in four counterparts, each party shares two counterparts. The contract shall be in force from the date it has been signed and stamped by both parties, and Party B receives the first milestone payment while Party A receives the expressive strain.

Party A: Shanghai Wanxing Bio-Pharmaceuticals
Representative: Banjun Yang

Date: March 22, 2001

Party B: Second Military Medical University,PLA
Representative: Xueping Yin

Date: March 22, 2001